Exhibit 99.3

Pentair, Inc. Tools Group

Combined Financial Statements (Unaudited) as of October 2, 2004 and for the nine months ended October 2, 2004 and September 27, 2003

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                                      -2-

TABLE OF CONTENTS
Pentair, Inc. Tools Group


Combined Statements of Income (Unaudited)
  For the Nine Months Ended October 2, 2004 and September 27, 2003            3
Combined Balance Sheet as of October 2, 2004 (Unaudited)
  and December 31, 2003                                                       4
Condensed Combined Statements of Cash Flows (Unaudited)
  For the Nine Months Ended October 2, 2004 and September 27, 2003            5
Notes to Combined Financial Statements (Unaudited)                            6

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                                      -3-

COMBINED STATEMENTS OF INCOME (Unaudited)
Pentair, Inc. Tools Group
(In Thousands)

                                                       Nine Months Ended
                                               October 2,         September 27,
                                                  2004                2003
                                             ---------------     ---------------

Net Sales                                         $ 844,192           $ 803,209
  Cost of goods sold                                664,281             630,160
                                                  ----------          ----------
Gross Profit                                        179,911             173,049
  Selling, general and administrative                93,166              89,184
  Research and development                           16,353              15,634
  Allocated Pentair services charge                   6,930               5,957
  Allocated Pentair home office charge                6,863               7,369
                                                  ----------          ----------
Operating Income                                     56,599              54,905
  Interest income                                        78                 229
  Interest expense                                      723                  69
  Intercompany interest expense                      20,076              15,905
                                                  ----------          ----------
Income Before Income Taxes                           35,878              39,160
  Income taxes                                       13,718              15,013
                                                  ----------          ----------
Net Income                                        $  22,160           $  24,147
                                                  ==========          ==========

See Notes to Combined Financial Statements (Unaudited)

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                                      -4-

COMBINED BALANCE SHEET
Pentair, Inc. Tools Group
(In Thousands)

                                                October 2,
                                                   2004            December 31,
                                               (Unaudited)              2003
                                              --------------      --------------

Assets
Cash and cash equivalents                         $   8,323           $   4,023
Accounts receivables, net of allowances
  of $3,897 at October 2, 2004 and $2,795 at
  December 31, 2004                                 204,027             168,929
Inventories                                         169,453             118,714
Deferred tax assets                                  19,551              20,118
Prepaid expenses and other current assets             6,170               3,550
                                                  ----------          ----------
  Total Current Assets                              407,524             315,334
                                                  ----------          ----------

Property, Plant and Equipment, net                  123,465             110,444
Goodwill                                            409,661             376,366
Intangibles, net                                     10,256               9,630
Equity Method Investments                                 -              28,905
Cost Method Investment                               10,000              10,000
Other Assets                                          7,594               5,166
                                                  ----------          ----------
                                                  $ 968,500           $ 855,845
                                                  ==========          ==========

Liabilities and Stockholder's Equity
Demand notes payable to Pentair and affiliates    $ 476,600           $ 513,997
Due to Pentair and affiliates                       207,993             123,652
Accounts payable                                    114,792              77,046
Employee compensation and benefits                   31,061              23,374
Accrued product claims and warranties                14,409              12,721
Income taxes payable to Pentair                       1,469                 721
Other current liabilities                            51,610              43,798
                                                  ----------          ----------
  Total Current Liabilities                         897,934             795,309
                                                  ----------          ----------

Pension                                              10,055               9,267
Postretirement Medical and Other Benefits            16,252              15,907
Deferred Tax Liabilities                             15,634              13,757
Other Liabilities                                       390                 915
Stockholder's Equity
Pentair's net investment                             31,526              24,041
Accumulated other comprehensive loss                 (3,291)             (3,351)
                                                  ----------          ----------
  Total Stockholder's Equity                         28,235              20,690
                                                  ----------          ----------
                                                  $ 968,500           $ 855,845
                                                  ==========          ==========

See Notes to Combined Financial Statements (Unaudited)

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                                      -5-

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
Pentair, Inc. Tools Group
(In Thousands)

                                                       Nine Months Ended
                                                   October 2,     September 27,
                                                      2004             2003
                                                  -------------  ---------------


Cash Flow From Operating Activities                  $  (1,154)       $  22,967
                                                     ----------       ----------
Investing Activities
Capital expenditures                                    (5,898)         (11,351)
Acquisitions of equity and cost investments            (10,069)          (5,426)
                                                     ----------       ----------
    Cash Flow From Investing Activities                (15,967)         (16,777)
                                                     ----------       ----------
Financing Activities
Net borrowings from Pentair and affiliates              36,631            1,669
Dividends paid to Pentair and affiliates               (14,570)          (2,576)
                                                     ----------       ----------
    Cash Flow From Financing Activities                 22,061             (907)
Effect of exchange rate changes on cash                   (640)            (590)
                                                     ----------       ----------
Increase In Cash and Cash Equivalents                    4,300            4,693
Cash and cash equivalents at beginning of period         4,023           13,357
                                                     ----------       ----------
Cash and Cash Equivalents at End of Period           $   8,323        $  18,050
                                                     ==========       ==========

See Notes to Combined Financial Statements (Unaudited)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Pentair, Inc. Tools Group

1.  Basis of Presentation

Through October 2, 2004, the Pentair, Inc. Tools Group was a segment of Pentair, Inc. (Pentair). Unless otherwise indicated, all references to the "Tools Group" refer to The Pentair, Inc. Tools Group. The Tools Group consists of the following investees or subsidiaries of Pentair or Pentair's subsidiaries:


Subsidiary                             Country                         Status
----------                             -------                         ------
Biesemeyer Manufacturing Corporation   United States                   Operating
Delta International Machinery Corp.    United States                   Operating
DeVilbiss Air Power Company            United States                   Operating
Distribuidora PorterCable Limitada     Chile                           Operating
Flex Elektrowerkzeuge GmbH             Germany                         Operating
Hangtech Limited                       Hong Kong                       Operating
Joinery Industrial Co. Ltd.            Taiwan                          Operating
Jointech Corporation Ltd.              Cayman Islands                  Holding
Oldham Saw Co. Inc.                    United States                   Operating
Orion International LLC                United States                   Operating
Pentair Canada, Inc. (1)               Canada                          Operating
Pentair Taiwan LLC                     Taiwan                          Operating
Pentair Tool and Equipment Sales Co.   United States                   Operating
Pentair Tools Group, Inc.              United States                   Holding
Porter-Cable Argentina S.R.L.          Argentina                       Operating
Porter-Cable Argentina, LLC            United States                   Holding
Porter-Cable Corporation               United States                   Operating
Porter-Cable de Mexico SA de C.V.      Mexico                          Operating
Qingdao Sungun Power Tool Co. Ltd.     The People's Republic of China  Operating
Surewood Acquisition Corporation       United States                   Holding
The Woodworkers Choice, Inc.           United States                   Operating
Wintech Corporation Limited            Cayman Islands                  Holding
Wisetech Industrial Ltd. Co.           The People's Republic of China  Operating

(1) - 50% owned

The Tools Group designs, manufactures and markets power tool products positioned at the mid- to upper-end of the market and targets non-professional do-it-yourselfers (DIY), upscale hobbyists, and professional end users. Tools Group products include woodworking machinery, portable power tools, power tool accessories, metal and stone working tools, pneumatic tools, compressors, generators, and pressure washers.

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                                      -7-

The combined financial statements reflect the assets, liabilities, revenues and expenses that were directly related to the Tools Group as they were operated within Pentair. The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of the Tools Group in the future or what the financial position, results of operations or cash flows would have been if the Tools Group had been operated as a separate, independent company during the periods presented. For further information, refer to the combined financial statements and notes for the year ended December 31, 2003 included on Exhibit 99.2 on Form 8-K/A filed by The Black & Decker Corporation (Black & Decker) on December 17, 2004.

The accompanying unaudited combined financial statements have been prepared following the requirements of the Securities and Exchange Commission (SEC) for interim reporting and do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited combined financial statements include all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations.

On July 16, 2004, Pentair signed a definitive agreement to sell the Tools Group to Black & Decker (the Sale Agreement). Effective after the close of business on October 2, 2004, Black & Decker acquired the Tools Group. Accordingly, the accompanying financial statements do not reflect the impact of the Black & Decker acquisition. The cash purchase price for the transaction was approximately $775 million. Based upon the estimated increase in the net assets of the Tools Group, Black & Decker paid an additional $21.8 million, on a preliminary basis, to Pentair. The final purchase price is subject to customary adjustments based upon changes in the net assets of the Tools Group through the closing date.

Other comprehensive income

SFAS No. 130, Reporting Comprehensive Income, requires that, as part of a full set of financial statements, entities must present comprehensive income, which is the sum of net income and other comprehensive income. Other comprehensive income represents total non-stockholder changes in equity. Comprehensive income for the nine months ended October 2, 2004 and September 27, 2003, was $22.2 million and $25.8 million, respectively.

New accounting pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities (VIE), an Interpretation of ARB No. 51, which requires all VIEs to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE.

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                                      -8-

In December 2003, the FASB revised FIN 46, delaying the effective dates for certain entities created before February 1, 2003, and making other amendments to clarify application of the guidance. For potential variable interest entities other than any Special Purpose Entities (SPEs), the revised FIN 46 (FIN 46R) is now required to be applied no later than the end of the first fiscal year or interim reporting period ending after March 15, 2004. The original guidance under FIN 46 is still applicable, however, for all SPEs created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46R also requires certain disclosures of an entity's relationship with variable interest entities. The adoption of this standard on April 3, 2004 did not have a material effect on the combined financial position or results of operations of the Tools Group.

In May 2004, the FASB issued Staff Position (FSP) 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which supercedes FSP 106-1 of the same title issued in January 2004. FSP 106-2 becomes effective for the first interim or annual period beginning after June 15, 2004. FSP 106-2 provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) for employers that sponsor postretirement health care plans that provide prescription drug benefits. FSP 106-2 also requires those employers to provide certain disclosures regarding the effect of the federal subsidy provided by the Act. Since the postretirement health care plan of the Tools Group is a fully insured plan and is not eligible to receive the federal subsidy, the adoption of FSP 106-2 did not have any effect on the financial condition or results of operations of the Tools Group.

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                                      -9-

2.  Related Party Transactions and Balances

Pentair allocated expenses
The following is a summary of Pentair allocated expenses and Pentair managed benefits and insurance costs included in net income:

                                                       Nine Months Ended
                                                October 2,        September 27,
                                                   2004                2003
In thousands                                  --------------     ---------------
Allocated Pentair services charge                  $  6,930            $  5,957
Allocated Pentair home office charge                  6,863               7,369
Pentair savings plan                                  2,197               1,794
Pentair restricted stock incentive plan               1,945               1,075
Pentair salaried pension plan                         2,242               2,077
Net insurance premiums to Penwald
  (Pentair's wholly owned insurance
  subsidiary)*                                        6,700               5,889
                                                   ---------           ---------
Total                                              $ 26,877            $ 24,161
                                                   =========           =========
* Excludes outside insurance costs.

3.  Acquisition

On April 5, 2004, the Tools Group acquired all of the remaining stock of the Asian joint venture business from Pentair's long-time Asian tool sourcing partner for approximately $21.9 million in cash of which $6.5 million plus interest was to be paid at the earlier of December 31, 2005 or 15 days following the sale of the Tools Group. Under the terms of the purchase agreement between Pentair and Black & Decker, Pentair retained the obligation to pay the $6.5 million of purchase consideration previously noted. Pentair acquired an initial 40 percent ownership stake in this joint venture in 2001 and subsequently increased its ownership to 49 percent in 2003. The Tools Group has not yet obtained all information required to complete the purchase price allocation related to the acquisition. The final allocation will be completed in 2005 and is not expected to have a material impact on the Tools Group's financial position or results of operations.

In addition to the original purchase price of $21.9 million, an earn-out cash payment of $1.9 million resulted from the Asian tools sourcing partner achieving certain returns on sales targets. During the nine months ended October 2, 2004, the Tools Group paid $0.9 million in cash of the earn-out provision. The remaining $1.0 million of the provision is expected to be paid in the final quarter of 2004. This earn-out provision extends through the remainder of 2004 and until the end of 2005. The maximum total contingent payment is $5.0 million.

The acquisition included cash acquired of $6.2 million and debt assumed of $9.0 million, of which $4.2 million was classified as short-term borrowings in current liabilities. The purchase price, including the initial 49 percent ownership stake, of the Asian joint venture business has been allocated as follows:
                                                                 Estimated Fair
                                                                     Value
                                                                ----------------
In thousands
Current assets                                                       $   39,400
Property, plant, and equipment                                           23,856
Goodwill                                                                 33,367
Intangible assets                                                         1,130
Other noncurrent assets                                                   3,386
                                                                     -----------
Total assets acquired                                                $  101,139

Current liabilities                                                  $  (44,225)
Long-term debt                                                           (5,438)
                                                                     -----------
Total liabilities assumed                                               (49,663)
                                                                     -----------
Net assets acquired                                                  $   51,476
                                                                     ===========

The acquisition resulted in approximately $1.1 million of intangible assets with finite lives which primarily consisted of land rights with an approximate life of four years.

Prior to the acquisition of a controlling interest in the Asian joint venture, the results were reported one month in arrears using the equity method for investments. The Tools Group's share of the joint venture loss or income was included in cost of goods sold as the Asian operations existed primarily to supply the manufacturing needs of the Tools Group. Since the acquisition, the Asian operations are accounted for on a current basis. On an unaudited pro forma basis, the effects of the acquisitions were not significant to the results of operations.

4.  Inventories

The classification of inventories consisted of the following:

                                                October 2,         December 31,
                                                   2004                2003
In thousands                                  --------------      --------------
Raw materials and supplies                        $  33,011           $  18,229
Work-in-process                                      17,902              16,920
Finished goods                                      118,540              83,565
                                                  ----------          ----------
Total inventories                                 $ 169,453           $ 118,714
                                                  ==========          ==========

Inventories are stated at the lower of cost or market. Inventories of United States subsidiaries are generally determined by the last-in, first-out (LIFO) method. Inventories of foreign-based subsidiaries are determined by the first-in, first-out (FIFO) and moving average methods.

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                                      -11-

5.  Goodwill and Other Identifiable Intangible Assets

The changes in the carrying amount of goodwill are as follows:

                                                                    Tools Group
In thousands                                                       -------------
Balance December 31, 2003                                             $ 376,366
Foreign currency translation                                                (72)
Acquisition of Asian joint venture (Note 3)                              33,367
                                                                      ----------
Balance October 2, 2004                                               $ 409,661
                                                                      ==========

The detail of acquired intangible assets consisted of the following:

                                                     October 2, 2004
                                          --------------------------------------
                                            Gross
                                           carrying     Accumulated
                                            amount     amortization       Net
In thousands                              ----------   ------------    ---------
Finite-life intangible assets
Patents                                     $ 2,018       $   (230)     $ 1,788
Non-compete agreements                          404           (336)          68
Other                                         1,852           (687)       1,165
                                            --------      ---------     --------
Total finite-life intangible assets         $ 4,274       $ (1,253)     $ 3,021

Indefinite-life intangible assets
Trademarks                                    7,235                       7,235
                                            --------                    --------
Total indefinite-life intangible assets     $ 7,235                     $ 7,235

Total intangibles, net                                                 $ 10,256
                                                                       =========

Amortization expense relating to intangible assets for the nine months ended October 2, 2004 was $0.3 million. The estimated future amortization expense for identifiable intangible assets during the next five years is as follows:


                        Three Months Ended
In thousands             December 31, 2004    2005     2006     2007     2008
                       -------------------- -------- -------- -------- --------
Estimated amortization
  Expense                     $ 156          $ 412    $ 372    $ 372    $ 270

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                                      -12-

6.  Facility Exit Costs

In 2003, the Tools Group decided to merge its Tupelo, Mississippi plant operations into its facilities in Jackson, Tennessee and in Asia as part of a facility rationalization initiative. Since April 2003, the Tools Group has incurred $5.8 million of pre-tax expenses principally related to employee severance and benefits of $4.7 million, and other exit activity charges of $1.1 million. The employee severance and benefits charges were recorded in the period when management approved the plans and after severance benefits had been communicated to the employees. The charges related to other exit activities include incremental costs for items such as relocation expenses and inventory disposals incurred as a direct result of this plan. In connection with the facility exit plan, the Tools Group has eliminated 150 positions and expects to eliminate an additional 42 positions through April 2005. The Tools Group believes the closure of the plant will occur in April 2005 and require additional charges of $0.3 million associated with other exit activities. These charges are recorded as part of selling, general, and administrative expense.

Selected information related to these charges is as follows:

                                            Employee
                                            Severance
In thousands                              and Benefits       Other       Total
                                         ---------------   ---------   ---------
Current liability at December 31, 2003          $ 2,424       $   3     $ 2,427
2004 charges                                      1,804         870       2,674
2004 cash payments                               (2,764)       (621)     (3,385)
                                                --------      ------    --------
Current liability at October 2, 2004            $ 1,464       $ 252     $ 1,716
                                                ========      ======    ========

Facility exit charges of $2.3 million were recognized during the nine months ended September 27, 2003.

7.  Pension and Post-retirement Benefits

Components of the net periodic benefit cost relating to Tools Group sponsored and managed plans are as follows:

                                         Pension benefits                   Post-retirement
                                 -------------------------------    ------------------------------
                                        Nine Months Ended                  Nine Months Ended
                                  October 2,      September 27,      October 2,     September 27,
In thousands                        2004             2003               2004             2003
                                 ------------    ---------------    ------------   ---------------
Service cost                        $    352           $    383          $  186            $  209
Interest cost                          1,001                972             632               655
Expected return on plan
  assets                              (1,226)            (1,118)              -                 -
Amortization of prior year
  service cost (benefit)                  73                108             (72)             (139)
Recognized net actuarial
  loss                                   110                 68               -                 -
                                    --------- ----     ---------         -------           -------
Net periodic benefit cost           $    310           $    413          $  746            $  725
                                    =========          =========         =======           =======

8.  Contingencies

Litigation
The Tools Group is occasionally a party to litigation arising in the normal course of business. The Tools Group regularly analyzes current information and, as necessary, provides accruals for probable liabilities based on the expected eventual disposition of these matters. The Tools Group believes the effect on its combined results of operations and financial position, if any, for the disposition of all currently pending matters will not be material.

Ellerbrake et al v. DeVilbiss Air Power Company
In August 2001, a national class action was brought against DeVilbiss Air Power Company (DAPC) and four other manufacturers of retail air compressors on behalf of consumers that had purchased certain air compressors. Plaintiffs alleged that the manufacturers mislabeled horsepower ratings on compressors they manufacture. Plaintiffs sought to represent a class of all persons who had purchased since August 1996 an air compressor for which the horsepower ratings were allegedly mislabeled.

Without admitting any liability, DAPC settled with plaintiffs and the settlement was preliminarily approved by the Court in January 2004. Subsequently, an appeal was filed on August 16, 2004 and then finally dismissed on October 14, 2004. Terms of the settlement include changes in labeling, an education program for consumers, attorney's fees and tools or accessories for qualifying claimants. While certain elements of the settlement have specific dollars assigned to them, the ultimate cost of some elements is still unknown at this time. The Tools Group believes reserves recorded at October 2, 2004 are sufficient to cover the cost of this settlement based on the information available to them at this time.

Environmental
The Tools Group may be named as a potentially responsible party at other sites in the future, for both divested and acquired businesses. When it has been possible to provide reasonable estimates of the liability with respect to environmental sites, provisions have been made in accordance with generally accepted accounting principles in the United States. As of October 2, 2004, the reserve for such environmental liabilities was approximately $0.6 million, measured on an undiscounted basis. The Tools Group cannot ensure that environmental requirements will not change or become more stringent over time or that eventual environmental cleanup costs and liabilities will not exceed the amount of the current reserves.

Guarantees
At the inception of a guarantee, the Tools Group recognizes a liability for the related contingent loss. The liability initially recorded for that guarantee is the greater of (a) the fair value of the guarantee or (b) the contingent liability amount required to be recognized at inception of the guarantee if it is deemed probable a liability has been incurred and the amount of loss can be reasonably estimated. No guarantees were outstanding or accrued as of October 2, 2004.

Warranties
The Tools Group provides service and warranty policies on its products. Liability under service and warranty policies is based upon a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience warrant. In addition, the Tools Group incurs discretionary costs to service its products in connection with product performance issues.

The changes in the carrying amount of service and product warranties are as follows:

                                                                    Tools Group
In thousands                                                       -------------
Balance at December 31, 2003                                          $  12,721
Service and product warranty provision                                   17,677
Acquisition of Asian joint venture (Note 3)                                  40
Payments                                                                (15,869)
Other                                                                      (160)
                                                                      ----------
Balance at October 2, 2004                                            $  14,409
                                                                      ==========

Earn-out provision
Pursuant to an earn-out provision for the 2002 acquisition of Oldham Saw, the purchase price could increase depending on Oldham Saw achieving certain net sales and EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) targets in 2003 and 2004. The earn-out agreement ended as of September 30, 2004. In the nine months ended October 2, 2004, no contingent payments were earned or paid.